Exhibit 8(d)(5)

AMENDMENT No. 6 TO PARTICIPATION AGREEMENT (PROFUNDS)

AMENDMENT NO. 6

AMENDMENT NO. 6, effective May 1, 2013, to the Participation Agreement (the “Agreement”) by and among WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto, as may be revised from time to time (the “Account”), PROFUNDS, ACCESS ONE TRUST (each of ProFunds and Access One Trust referred to herein as the “Fund”), and PROFUND ADVISORS LLC (the “Adviser”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIV. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2. Each Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

14.3. Each Fund and/or the Adviser and/or the Fund’s distributor shall be responsible for compliance with Rule 498(e).

14.4. Each Fund and the Adviser each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to each Fund and its respective series. Each Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5. Each Fund and the Adviser each agree that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. Such Landing Page will include the Designated Portfolios.

14.6. Each Fund and the Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Fund. Each Fund and the Adviser further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

14.7. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

14.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and/or the Adviser and/or the Fund’s distributor will provide the Company with at least 90 days’ advance notice of its intent.

14.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Adviser and each Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.	New paragraphs, numbered consecutively, are added to ARTICLE II. Representations and Warranties, as follows:

2.14. Each Fund and the Adviser agrees to promptly notify the Company if any underlying fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and as a result the Adviser is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any Designated Portfolio. Until such notification is provided to the Company, each Fund and the Adviser represents and warrants that it is not a CPO, and the Adviser further represents and warrants it is not required to register as a CPO with respect to any Designated Portfolio.

2.15. The Company, the Funds, and the Adviser each represents and warrants that it will at all times comply in all material respects with the CEA and CFTC rules and regulations to the extent required and applicable.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

PROFUNDS		PROFUND ADVISORS LLC

By:	/s/ Louis M. Mayberg	By:	/s/ Michael L. Sapir

Name:	Louis M. Mayberg	Name:	Michael L. Sapir

Title:	President	Title:	Chief Executive Officer

Date:	May 30, 2013	Date:	June 4, 2013

ACCESS ONE TRUST		WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ Louis M. Mayberg	By:	/s/ John Mallett

Name:	Louis M. Mayberg	Name:	John Mallett

Title:	President	Title:	Vice President

Date:	May 30, 2013	Date:	5-10-13

SCHEDULE A

Revised May 1, 2013

ACCOUNTS

WRL Series Annuity Account

Separate Account VA U

Separate Account VA V

Separate Account VA AA

WRL Series Life Account

WRL Series Life Account G

CONTRACTS

WRL Freedom Premier Variable Annuity

WRL Freedom Attainer Variable Annuity

WRL Freedom Bellwether Variable Annuity

WRL Freedom Access Variable Annuity

WRL Freedom Enhancer Variable Annuity

WRL Freedom Variable Annuity

WRL Freedom Conqueror Variable Annuity

WLR Freedom Wealth Creator Variable Annuity

WRL Freedom Premier III Variable Annuity

WRL Freedom Multiple Variable Annuity

WRL Freedom Advisor Variable Annuity

WRL Xcelerator

WRL Freedom Elite Builder II

WRL Freedom Elite Builder

WRL Freedom Wealth Protector

WRL ForLife

WRL Freedom Elite Advisor

WRL Asset Advisor

WRL Evolution

WRL Financial Freedom Builder

WRL Freedom Elite

WRL Freedom Equity Protector

PORTFOLIOS

Access VP High Yield Fund

ProFund VP Asia 30

ProFund VP Basic Materials

ProFund VP Bull

ProFund VP Consumer Services

ProFund VP Emerging Markets

ProFund VP Europe 30

ProFund VP Falling U.S. Dollar

ProFund VP Financials

ProFund VP International

ProFund VP Japan

ProFund VP Mid-Cap

ProFund VP Money Market

ProFund VP NASDAQ-100

ProFund VP Oil & Gas

ProFund VP Pharmaceuticals

ProFund VP Precious Metals

ProFund VP Short Emerging Markets

ProFund VP Short International

ProFund VP Short NASDAQ-100

ProFund VP Short Small-Cap

ProFund VP Small-Cap

ProFund VP Small-Cap Value

ProFund VP Telecommunications

ProFund VP UltraSmall-Cap

ProFund VP U.S. Government Plus

ProFund VP Utilities

ProFund VP UltraNASDAQ-100